UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  November 16, 2004

IAC/INTERACTIVECORP

(Exact name of registrant as specified in charter)

Delaware

0-20570

59-2712887

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

152 West 57th Street, New York, NY	10019
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:   (212) 314-7300

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01.             ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On November 16, 2004, IAC/InterActiveCorp (“IAC” or the “Company”) and Thomas J. McInerney, currently CEO of HSN and IAC Electronic Retailing, agreed to amend the terms of Mr. McInerney’s existing employment agreement with the Company, dated October 9, 2002, to reflect the appointment of Mr. McInerney as Chief Financial Officer of IAC.

The information regarding Mr. McInerney’s amended employment agreement included under the caption “Employment Agreement between IAC and Mr. McInerney” in Item 5.02 of this Current Report on Form 8-K is incorporated by reference into this Item 1.01.

ITEM 5.02.             DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF PRINCIPAL OFFICERS.

General

On November 16, 2004, IAC issued a press release announcing that Thomas J. McInerney, age 40, currently CEO of HSN and IAC Electronic Retailing, will succeed Dara Khosrowshahi as IAC’s Chief Financial Officer.  The transition of duties and responsibilities from Mr. Khosrowshahi to Mr. McInerney will occur over the coming weeks and is expected to be completed by January 1, 2005.  Mr. McInerney will continue to serve as CEO of HSN and IAC Electronic Retailing until a successor is appointed.  The full text of the press release, appearing in Exhibit 99.1 hereto, is incorporated herein by reference.

Employment Agreement between IAC and Mr. McInerney

On October 9, 2002, the Company and Mr. McInerney entered into an employment agreement in connection with his employment as CEO of HSN and IAC Electronic Retailing (the “Initial Employment Agreement”), the terms of which will be amended to reflect Mr. McInerney’s employment as Chief Financial Officer of IAC (the “Amended Employment Agreement”).  The Amended Employment Agreement will provide that Mr. McInerney shall receive an annual base salary of $550,000 per year and shall be eligible to receive annual discretionary bonuses.  The Amended Employment Agreement will not have a stated term and will remain in effect until terminated by either party.

In connection with his employment as CEO of HSN and IAC Electronic Retailing, pursuant to the Initial Employment Agreement Mr. McInerney received a grant of 50,000 IAC restricted stock units, all of which vest on January 17, 2006, subject to Mr. McInerney’s continued employment with the Company (the “Initial RSUs”).  Upon a change of control of IAC, 100% of the Initial RSUs shall immediately vest.

Consistent with the terms of the Initial Employment Agreement, the Amended Employment Agreement will provide that if Mr. McInerney terminates his employment for any reason, all restricted stock and stock options granted to Mr. McInerney by the Company, Ticketmaster and/or Ticketmaster Online-Citysearch, Inc. on or before May 31, 2002 shall (i) in the case of unvested options, continue to vest until the date that is 18 months from his resignation (the “End Date”) and (ii) in the case of vested options (both as of the termination date and those vesting before the End Date), shall remain exercisable through the End Date; provided, that any such stock options that vest in the immediate three months prior to the End Date shall remain exercisable for three months from the applicable vesting date.  The rights of Mr. McInerney described in this paragraph shall be referred to as the “Resignation Rights.”

Consistent with the terms of the Initial Employment Agreement, the Amended Employment Agreement will provide that if Mr. McInerney terminates his employment for good reason on any day of the calendar year other than the last day of the Company’s taxable year or the Company terminates Mr. McInerney’s employment for any reason other than death, disability or cause, then Mr. McInerney shall be entitled to the Resignation Rights and 100% of the Initial RSUs shall immediately vest.

Certain Transactions between IAC and Mr. McInerney

In connection with his employment as CEO of HSN and IAC Electronic Retailing, Mr. McInerney has received: (i) an annual salary of $450,000 since January 1, 2003, (ii) a cash bonus in the amount of $400,000 in 2003 and $500,000 in 2004 in respect of 2002 and 2003 performance, respectively, (iii) an equity award of 50,000 restricted stock units pursuant to the terms of his Initial Employment Agreement (as described above) and (iv) an equity award in respect of 2003 performance consisting of 121,191 IAC restricted stock units, 55,682 of which vest in equal installments over five years of the anniversary date of the grant and 65,509 of which vest in one installment on the fifth anniversary of the date of the grant.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

IAC/INTERACTIVECORP

	By:	/s/	Gregory R. Blatt
	Name:		Gregory R. Blatt
	Title:		Senior Vice President and
General Counsel

Date: November 22, 2004

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release of IAC/InterActiveCorp dated November 16, 2004.